INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501

[INTERMET LOGO]

                                                                    EXHIBIT 99.1
                                                    NEWS RELEASE

                                                    For IMMEDIATE Release
                                                    Contact: Bytha Mills
                                                    INTERMET Corporation
                                                    248-952-2500

INTERMET REPORTS 2003 SECOND-QUARTER RESULTS

EARNINGS INCLUDE IMPACT OF RADFORD FOUNDRY CLOSURE

TROY, Mich., July 17, 2003 -- INTERMET Corporation (Nasdaq: INMT), one of the world's leading manufacturers of cast-metal automotive components, today reported a 2003 second-quarter net loss, including restructuring and other charges associated with the previously announced closure of its Radford Foundry, of $6.6 million, or 26 cents per diluted share. This compares with a 2002 second-quarter net income of $4.8 million, or 18 cents per diluted share. The charges associated with the plant closure were $7.2 million, or 28 cents per diluted share, in restructuring charges, and $1.0 million, or 4 cents per diluted share, in additional reserves for environmental remediation at the facility, for a total of $8.2 million, or 32 cents per diluted share, net of taxes. Net income for the quarter excluding these charges would have been $1.6 million, or 6 cents per diluted share.

The company also reported 2003 second-quarter revenue of $196.8 million, compared with $218.0 million in the year-ago period. The sales decline is less than what was experienced collectively by the company's main customers in North America and Europe and includes the effect of selling-price reductions.

Commenting on the second quarter, President and COO Gary F. Ruff said, "These sales were slightly in excess of the company's previous expectations, resulting in higher net income before the Radford-related charges of 6 cents per diluted share, which is better than the most recent guidance. Operations met performance expectations, despite the soft economy in both North America and Europe that has affected overall vehicle production, and the continuing pressure on prices experienced by most automotive suppliers over the last several years. INTERMET remains completely focused on growing its business, increasing operating efficiency, and reducing costs."

Vice President Finance and CFO Bob Belts said, "Gross margin for the quarter was
8.9 percent, 1.6 percentage points lower than the same period in 2002. The lower margin is directly attributable to lower sales compared with last year along with lower selling prices for our products. Our continuing efforts to improve operations have been successful, which helped to mitigate the effects of lower sales."



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INTERMET Corporation
July 17, 2003
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Selling and administrative expenses for the company tracked the change in sales at 3.9 percent for the quarter. Cash flow from operations was $5.6 million for the quarter, overall debt was reduced $2.5 million to $284.9 million, and depreciation and amortization was reported at $12.6 million.

INTERMET's six-month sales were $403.9 million, down $20.2 million from the same period last year. The company also reported a six-month net loss, including restructuring and other charges associated with the closure of the Radford Foundry, of $3.4 million, or 13 cents per diluted share. Cash flow from operations during the first six months was $5.3 million. The company's effective tax rate for the first six months of 2003 was 38 percent, and depreciation and amortization was $25.6 million. Capital spending to date totaled $6.1 million.

Ruff continued: "Obviously, we were disappointed with having to close the Radford Foundry after extensive efforts to bring it to profitability. But we believe the recent purchase of our joint venture partner's interest in our Porto, Portugal, foundry clearly demonstrates our commitment to grow globally and brings a technologically advanced, world-class foundry completely into the INTERMET fold."

Ruff also noted that the INTERMET "LASIK Vision" (Leveraging Assets Strategically, Investing Knowledgeably) was finalized during the quarter and rolled out corporate-wide. "LASIK provides a common vision, as well as goals and action plans that we believe will translate into enhanced services and products for our customers -- and positions INTERMET for accelerated sales and earnings performance well into the future," he said.

The INTERMET Board of Directors voted to approve a quarterly dividend of 4 cents per share, payable October 1, 2003, to shareholders of record as of September 1, 2003.

THIRD-QUARTER OUTLOOK

"Our third-quarter revenue will trend slightly lower due to the normal summer shutdowns at most of our customers," said CFO Belts. "We anticipate sales in the $187 to $195 million range, and diluted earnings per share from continuing operations to be around breakeven. Third-quarter results will include the consolidation of the Porto, Portugal, foundry for the first time. The tax rate in the third quarter is expected to be 38 percent and depreciation and amortization is expected to be about $12 million. Capital spending should come in at about $5 million," he said.

INTERMET will hold a Conference Call today at 3 p.m. ET to discuss second-quarter results as well as the outlook for the third quarter. Investors and interested parties can listen to a live webcast by visiting www.intermet.com and clicking on the "Financial/Investor Information" link on the home page. A slide presentation also will be available on the web site. It is recommended that access to the live webcast be established 10-15 minutes prior to the scheduled start time. A replay of the webcast briefing also is expected to be available on the company's web site beginning two hours after completion of the briefing through August 17, 2003.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the world's leading supplier of cast-metal automotive components. The company has more than 5,500 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.


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INTERMET Corporation
July 17, 2003
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This news release and INTERMET's conference call include forecasts and other forward-looking statements about INTERMET, its industry and the markets in which it operates. The achievement of forecasts, projections and strategic goals are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed. Some of these risks and uncertainties are detailed as a preface to the Management's Discussion and Analysis of Financial Condition in the company's 2002 Annual Report for the year ended December 31, 2002.


INTERMET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 Three Months Ended         Six Months Ended
                                               ----------------------    ----------------------
                                               JUNE 30,     June 30,     JUNE 30,     June 30,
                                                 2003         2002         2003         2002
                                               ---------    ---------    ---------    ---------
                                                                 (Unaudited)
Net sales                                      $ 196,766    $ 217,958    $ 403,870    $ 424,054
Cost of sales                                    179,225      195,013      365,047      380,590
                                               ---------    ---------    ---------    ---------
Gross profit                                      17,541       22,945       38,823       43,464

Selling, general and administrative                7,766        8,625       16,611       16,685
Restructuring charge                              11,592            -       11,592            -
Other operating expense, net                       1,590          296        1,456          237
                                               ---------    ---------    ---------    ---------
Operating (loss) profit                           (3,407)      14,024        9,164       26,542

Interest expense, net                              7,819        7,332       15,299       13,686
Other income, net                                   (603)         (81)        (591)        (627)
                                               ---------    ---------    ---------    ---------
(Loss) income before income taxes                (10,623)       6,773       (5,544)      13,483
Income tax (benefit) expense                      (4,034)       2,023       (2,107)       4,378
                                               ---------    ---------    ---------    ---------
Net (loss) income before cumulative
 effect of a change in accounting principle       (6,589)       4,750       (3,437)       9,105
Cumulative effect of a change in
 accounting principle, net of tax                      -            -            -          481
                                               ---------    ---------    ---------    ---------
Net (loss) income                              $  (6,589)   $   4,750    $  (3,437)   $   9,586
                                               =========    =========    =========    =========

(Loss) earnings per common share:
Basic
 (Loss) earnings before cumulative
  effect of a change in accounting principle   $   (0.26)   $    0.19    $   (0.13)   $    0.36
 Cumulative effect of a change in
  accounting principle                                 -            -            -         0.02
                                               ---------    ---------    ---------    ---------
(Loss) earnings per common share - basic       $   (0.26)   $    0.19    $   (0.13)   $    0.38
                                               =========    =========    =========    =========
Diluted
 (Loss) earnings before cumulative
  effect of a change in accounting principle   $   (0.26)   $    0.18    $   (0.13)   $    0.35
 Cumulative effect of a change in
  accounting principle                                 -            -            -         0.02
                                               ---------    ---------    ---------    ---------
(Loss) earnings per common share - diluted     $   (0.26)   $    0.18    $   (0.13)   $    0.37
                                               =========    =========    =========    =========
Weighted average shares outstanding:
  Basic                                           25,589       25,433       25,568       25,402
  Diluted                                         25,589       25,880       25,568       25,712


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INTERMET Corporation
July 17, 2003
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INTERMET CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                              JUNE 30,   December 31,
                                                2003         2002
                                             ----------  ------------
                                                   (Unaudited)
Assets:
Current assets:
  Cash and cash equivalents                  $    5,282   $    3,298
  Accounts receivable                           100,218       86,779
  Inventory                                      65,025       65,456
  Other current assets                           26,795       24,875
                                             ----------   ----------
Total current assets                            197,320      180,408

Property, plant and equipment, net              307,000      332,034
Goodwill                                        217,016      217,016
Other non-current assets                         36,341       34,640
                                             ----------   ----------

Total assets                                 $  757,677   $  764,098
                                             ==========   ==========

Liabilities and shareholders' equity:
Current liabilities:
  Accounts payable                           $   66,032   $   70,933
  Accrued liabilities                            56,426       65,205
  Long term debt due within one year              1,484        1,567
                                             ----------   ----------
Total current liabilities                       123,942      137,705

Non-current liabilities:
 Long term debt due after one year              283,422      278,536
 Other non-current liabilities                   93,301       90,288
                                             ----------   ----------
Total non-current liabilities                   376,723      368,824

Shareholders' equity                            257,012      257,569
                                             ----------   ----------

Total liabilities and shareholders' equity   $  757,677   $  764,098
                                             ==========   ==========


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INTERMET Corporation
July 17, 2003
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INTERMET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(IN THOUSANDS)

                                                                   Six months ended
                                                               ------------------------
                                                                JUNE 30,      June 30,
                                                                  2003          2002
                                                               ----------    ----------
                                                                      (Unaudited)

Cash provided by operating activities                          $    5,253    $   52,353

Additions to property, plant and equipment                         (6,130)       (3,376)
Proceeds from sale of property, plant and equipment                     -           360
                                                               ----------    ----------
Cash used in investing activities                                  (6,130)       (3,016)

Net increase (decrease) in revolving credit facility                6,000       (58,000)
Proceeds from debt offering                                             -       175,000
Repayments of term loan                                                 -      (171,750)
Repayments of other debts                                          (1,226)         (898)
Payments of revolving credit facility fees                           (405)            -
Payments of debt issuance costs                                         -        (5,100)
Issuance of common stock                                               18           402
Dividends paid                                                     (2,044)       (2,034)
                                                               ----------    ----------
Cash provided by (used in) financing activities                     2,343       (62,380)

Effect of exchange rate changes on cash and cash equivalents          518         5,082
                                                               ----------    ----------

Net increase (decrease) in cash and cash equivalents                1,984        (7,961)

Cash and cash equivalents, beginning of period                      3,298        13,866
                                                               ----------    ----------

Cash and cash equivalents, end of period                       $    5,282    $    5,905
                                                               ==========    ==========











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